Exhibit 99.1

Investor contacts:

Erica Abrams, Christy Ryan Swildens

The Blueshirt Group for CallWave

415-217-7722

erica@blueshirtgroup.com

christy@blueshirtgroup.com

CallWave Posts 22% Revenue Growth in Second Quarter of Fiscal 2005

Continues Customer Momentum and Launches New CallWave Mobile Services

Santa Barbara, Calif., January 31, 2005 — CallWave, Inc. (Nasdaq: CALL), a leading provider of VoIP applications, today reported financial results for the three and six month periods ended December 31, 2004.

For the second quarter of fiscal 2005, CallWave reported total revenue of $11.7 million, an increase of 22% over $9.6 million reported in the second quarter of fiscal 2004. Net income for the second quarter of 2005 increased 49% to $4.4 million, or $0.20 per diluted share, from $2.9 million, or $0.19 per diluted share reported in the prior year.

Gross margins for the second quarter were strong at 75% and operating margins were 21%. CallWave generated $2.2 million in cash from operations and closed the quarter with $55 million in cash, cash equivalents and marketable securities. At December 31, 2004, CallWave had 862,000 paid subscribers, an increase of 39,000 from the prior quarter. These paid subscribers represented 974,000 lines, an increase of 52,000 from the previous quarter.

For the six months ended December 31, 2004, CallWave reported total revenue of $22.7 million, an increase of 24% over $18.3 million reported in the first six months of fiscal 2004. Net income for the period increased 39% to $7.3 million, or $0.38 per diluted share, from $5.2 million, or $0.34 per diluted share reported in the same period of the prior year.

“We are pleased with our overall results for the second quarter, reporting our 12th consecutive quarter of growth and profitability,” commented David Hofstatter, President and CEO of CallWave. “We are excited about continuing growth in our core landline enhancement business and are highly optimistic about the progress we are making in mobile services, indirect channel expansion and business applications.”

“During the quarter, we achieved several key strategic milestones. We launched CallWave’s mobile enhancement services months ahead of schedule, offering two new voice-handling capabilities for cell phones, Mobile Call Screening(sm) and Mobile Call Transfer(sm), allowing users to listen to voice messages in real time, interrupt a message to take the call, and instantly transfer a live cell phone call to a home or office phone. In addition, last week we announced the development of a new CallWave for Business service via an equity investment and licensing agreement with ring2 Communications. This investment will enable CallWave to develop and launch outbound call-handling features for calls initiated by our broadband and small business subscribers.

“Looking ahead, we expect continued strength in our landline enhancement business as we achieve greater acceptance among mainstream households and small offices. We believe there is still significant opportunity to further penetrate this market through indirect distribution partnerships, and we will continue to enhance this service in response to the unique needs of our customers. Importantly, we intend to increase our investment in developing and marketing mobile enhancement services, creating a significant new rapid growth opportunity for CallWave over time,” concluded Mr. Hofstatter.

Conference Call Details

The CallWave Second Quarter 2005 teleconference and Webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Monday, January 31, 2005. To access the live Webcast, please visit the investor relations section of the Company’s website http://www.callwave.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. An audio replay of the call will also be available to investors beginning at 8:00 p.m. ET on January 31, 2005, through February 14, 2005, by dialing (800) 405-2236 and entering the passcode 11021527.

About CallWave

CallWave is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and earnings per share for the third quarter of 2005. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s prospectus on Form S-1 for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the second quarter of fiscal 2005 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.

###

CALLWAVE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of June 30, 2004	As of December 31, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,187	$27,318
Marketable securities	7,003	27,226
Restricted cash	335	335
Accounts receivable; net of allowance for doubtful accounts of $402 and $373	3,690	4,785
Prepaid income tax	—	113
Other current assets	153	881

Total current assets	17,368	60,658
Property and equipment, net	1,743	1,757
Deferred tax asset	1,664	2,813
Other assets	853	12

Total assets	$21,628	$65,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,245	$1,666
Accrued payroll	758	553
Deferred revenues	2,401	2,186
Income taxes payable	1,158	368
Other current liabilities	543	1,134

Total current liabilities	6,105	5,907
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	28,761	—
Common stock	3,998	69,697
Deferred compensation	(303)	(696)
Accumulated deficit	(16,933)	(9,668)

Total stockholders’ equity	15,523	59,333

Total liabilities and stockholders’ equity	$21,628	$65,240

CALLWAVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2003	2004	2003	2004
Revenues	$9,557	$11,669	$18,254	$22,714
Cost of sales	2,934	2,942	5,658	6,144

Gross profit	6,623	8,727	12,596	16,570
Operating expenses:
Sales and marketing	1,534	2,857	2,746	4,974
Research and development	1,137	1,608	2,397	3,276
General and administrative	1,050	1,806	2,268	3,081

Total operating expenses	3,721	6,271	7,411	11,331
Operating income	2,902	2,456	5,185	5,239
Interest income (expense), net	20	266	32	317

Income before income taxes	2,922	2,722	5,217	5,556
Income tax expense (benefit)	—	(1,643)	1	(1,709)

Net income	$2,922	$4,365	$5,216	$7,265

Net income per share:
Basic	$0.52	$0.23	$0.93	$0.56
Diluted	0.19	0.20	0.34	0.38
Weighted-average common shares outstanding:
Basic	5,643	19,184	5,607	12,862
Diluted	15,274	21,381	15,245	19,373